Floridian Financial Group, Inc.

Orange Bank of Florida to Sell One Branch to Improve Operating Efficiency

Lake Mary, FL – August 22, 2012 – Floridian Financial Group, Inc., a multi-bank holding company headquartered in Lake Mary, Florida and the parent company of Orange Bank of Florida (“Orange Bank”), announced today Orange Bank has entered into an agreement with Old Florida National Bank to sell its Crystal River branch banking office located in Citrus County. In this transaction, the purchaser will purchase the real estate and the improvements used for the branch, assume some deposit liabilities, pay no deposit premium, and acquire the majority of the loan portfolio. The sale to Old Florida National Bank is subject to regulatory approval and is expected to close in the first quarter of 2013. The customers of the Crystal River office will be notified.

In light of the current and anticipated sluggish economic growth and continuing high unemployment in the Central Florida market, Orange Bank is taking these actions to improve its operating efficiency by reducing costs while continuing to provide the highest level of service its customers have come to expect.

Orange Bank does not expect to record a charge due to this transaction.

Teague Gilliland, Orange Bank’s Chief Operating Officer, is available at (407) 878-2926 to answer customer questions. All other inquiries should be directed to Thomas Dargan, Orange Bank’s Chief Executive Officer, at 407 321-3233.